For Immediate Release:

Contact: Margaret Miller
Republic Airways Holdings
Tel. (317) 246-2628

Republic Airways Holdings Reports Second Quarter 2012 Financial Results

Net income improves nearly $35 million from Q2 2011

Indianapolis, Indiana (July 31, 2012) – Republic Airways Holdings Inc. (NASDAQ/NM: RJET) today reported net income of $20.0 million, or $0.40 per diluted share, for the quarter ended June 30, 2012. This compares to a net loss of $14.9 million, or $0.31 per diluted share, for the same period last year, on operating revenues of $728.1 million, a decrease of 1.6%, compared to $739.7 million for last year’s second quarter on a 5.1% decrease in consolidated capacity.

“We are very pleased to report an improvement in pre-tax income of more than $55 million for the second quarter,” said Bryan Bedford, Chairman and CEO of Republic Airways Holdings. “Frontier produced solid year-over-year unit revenue growth and demonstrates the significant value that is being created in our Frontier segment through the network changes and restructuring efforts we accomplished in 2011.

“Despite the significant progress achieved thus far to improve our consolidated business results, we still consumed $39 million of cash in the first six months of 2012; this is unsustainable over the long term,” Bedford said. “We must continue the ongoing effort to restructure our small regional jet operations so that we can return our Company to sustainable long-term health and competitiveness. Our team will continue to work hard to deliver on that commitment. We look forward to reporting further progress over the next quarter.”

The Company also reported the following key metrics for the second quarter of 2012:

	Three months ended June 30,
(Unaudited)	2012	2011	% Change

Consolidated operating revenues (millions)	$728.1	$739.7	-1.6%
Consolidated ASMs (millions)	6,392	6,736	-5.1%
Consolidated operating margin	9.0%	1.6%	7.4 pts
Consolidated net income (loss)	$20.0	$(14.9)	nm
Diluted Earnings per share	$0.40	$(0.31)	nm

Consolidated EBITDAR (millions)	$174.6	$128.7	35.7%
Consolidated EBITDAR margin	24.0%	17.4%	6.6 pts

Frontier total revenue per ASM (cents)	12.18	11.25	8.3%
Frontier operating income (loss) (millions)	$15.5	$(30.8)	nm
Frontier operating margin	4.2%	-9.2%	13.4 pts

Business Segment Presentation

As announced on its fourth quarter 2011 conference call, the Company has adjusted its presentation of business segments in 2012 and has revised the prior year’s information to conform to the current period segment presentation. Reportable segments now consist of Republic and Frontier. The Republic segment includes all regional flying performed by sub-100 seat aircraft operating under either fixed-fee or pro-rate agreements, subleasing activities, regional charter operations and the cost of any unassigned regional aircraft. The Frontier segment includes passenger service revenues and expenses for operating Frontier’s Airbus fleet, as well as its charter and cargo operations.

RepublicSegment Summary

Republic revenues decreased 12.1%; compared to the prior year’s second quarter on an 8.9% decrease in block hours. The block hour reduction was due to a significant reduction in the level of pro-rate flying performed on behalf of Frontier. As of June 30, 2012, Republic operated 14 fewer 37- to 50-seat aircraft than a year ago. Republic also redeployed 14 of 17 E170 aircraft that had been flown on behalf of Frontier in 2011 into fixed-fee service with Delta. The remaining three E170s are being subleased offshore.

Income before taxes for Republic was $19.0 million for the quarter, compared to a pre-tax income of $10.0 million for the second quarter of 2011. The improvement in Republic’s second quarter result stems from a significant reduction in pro-rate flying and related losses that were incurred in the second quarter of 2011 on sub-99 seat aircraft operating on behalf of Frontier.

Fuel costs for Republic were $54.4 million for the quarter, a decrease of $33.9 million from the prior year’s second quarter, due mainly to the reduction in pro-rate flying. The price per gallon decreased 8.2% from $3.55 to $3.26 year over year for the quarter.

Cost per Available Seat Mile (“CASM”), including interest expense but excluding fuel, increased 3.8% to 8.48¢ for the second quarter of 2012, from 8.16¢ for the same quarter of 2011. The increase is mainly due to expenses for aircraft that were unassigned and not producing ASMs during the quarter, and reduced seat count on our 58 US Airways E-jets, which have been reconfigured with first class cabins and total fewer seats.

As of June 30, 2012, Republic operated 56 aircraft with 44-50 seats and 126 aircraft with 69-80 seats under fixed-fee commercial agreements. Additionally, Republic operated one aircraft with 50 seats and 17 aircraft with 99 seats under pro-rate agreements with Frontier. Twenty 37- to 76-seat aircraft were unassigned as of June 30, 2012. Of the 20 unassigned aircraft, four ERJs and four Q400s will be returned to service for United-Continental under CPA agreements and two E170s will be subleased offshore during the third quarter.

Frontier Segment Summary

Total revenues increased 11.3% to $370.7 million for the quarter, compared to $333.2 million for the same period in 2011. Capacity on Frontier, as measured by ASMs, increased 2.7% from the prior year’s second quarter, due to a change in the Airbus fleet mix in 2012. Load factor for the second quarter was a record 90.1%, and an increase of 1.7 points from the second quarter of 2011. Total revenue per ASM (“TRASM”) was 12.18¢, an increase of 8.3% from the same quarter in 2011.

For the quarter ended June 30, 2012, Frontier posted pre-tax income of $14.1 million compared to a pre-tax loss of $32.6 million for the quarter ended June 30, 2011. The significant improvement in Frontier’s financial results was driven by solid unit revenue increases and lower unit costs as a result of the network and financial restructuring completed in 2011.

The operating unit cost for Frontier operations, excluding fuel, was 7.18¢ for the quarter, a 5.7% decrease compared to 7.61¢ for the same quarter of 2011, due primarily to lower non-fuel expenses and an increase in the average aircraft seat density in the current quarter.

Under the Company’s arms-length pro-rate agreements, Republic is allocated an industry standard pro-rata portion of ticket revenue, while Frontier retains all connect revenues as well as ancillary revenues on regional flights. Frontier maintains certain rights to deploy the regional aircraft and maintains control of pricing and revenue management. Frontier also retains responsibility for all customer service expenses, including airport rents. Selling and distribution costs are shared between Republic and Frontier. Frontier’s unit cost for the second quarter of 2012 includes approximately 0.40¢ related to these expenses associated with pro-rate operations between Republic and Frontier.

Fuel costs for Frontier were $136.8 million for the quarter, a decrease of $1.7 million from the prior year’s second quarter. The fuel cost per gallon, including into-plane taxes and fees, decreased 4.0% to $3.35 for the second quarter of 2012, compared to $3.49 for last year’s second quarter. The second quarter result included expense on fuel hedges of $3.4 million, or $0.08 per gallon, for 2012 and $3.6 million, or $0.09 per gallon, for 2011. Of the $3.4 million second quarter 2012 fuel hedge expense, $1.2 million was settled during the quarter; the remaining $2.2 million was an unrealized loss as of June 30, 2012.

As of June 30, 2012, Frontier operated a total of 58 Airbus aircraft. During the second quarter of 2012, Frontier reconfigured its fleet of A320 aircraft to include six additional seats, increasing the seat density from 162 to 168 seats. Frontier added one A320 aircraft during the second quarter of 2012, increasing its A320 operational fleet to 16 aircraft. Two A319 aircraft were returned to lessors during the second quarter of 2012.

Recent Business Developments

On May 14, 2012, the Company announced that it had reached a tentative agreement with Continental Airlines, Inc. to operate 32 Q400 aircraft under the United Express brand. The agreement was finalized on July 20, 2012. The eight-year agreement includes the four Q400 aircraft Republic previously operated under pro-rate service in Denver for Frontier plus 28 additional aircraft leased from Export Development of Canada ("EDC").

On June 26, 2012, the Company amended its capacity purchase agreement (“CPA”) between Chautauqua Airlines, its 50-seat subsidiary, and Continental Airlines. The amended terms of the CPA provide for an extension of service, and the operation of an additional four E145 aircraft through August 2014. Under the amended agreement, Chautauqua will operate a total of 12 aircraft by September 2012.

On July 25, 2012, the Company reached an agreement in principle to sell five E190 aircraft to US Airways. The sale of the aircraft is subject to final documentation. If completed, the first two aircraft would be scheduled for delivery in the fourth quarter of 2012, with the remaining three to be delivered in early 2013.

Balance Sheet and Liquidity

The Company’s total cash balance increased $39.7 million to $410.4 million as of June 30, 2012, compared to Dec. 31, 2011. Restricted cash increased $78.7 million, to $230.1 million, from Dec. 31, 2011. The Company’s unrestricted cash balance decreased $39.0 million, to $180.3 million, from Dec. 31, 2011. A condensed cash flow statement has been provided in the tables section of this release.

The Company’s debt decreased to $2.25 billion as of June 30, 2012, compared to $2.36 billion at Dec. 31, 2011. As of June 30, 2012, approximately 85% of the total debt is at a fixed interest rate. The Company has significant long-term lease obligations for aircraft that are classified as operating leases and are not reflected as liabilities on the Company’s consolidated balance sheet. At a 6.0% discount factor, the present value of these lease obligations was approximately $1.12 billion and $1.20 billion as of June 30, 2012 and Dec. 31, 2011, respectively. A condensed balance sheet as of June 30, 2012 and Dec. 31, 2011 has been provided in the tables section of this release.

Corporate Information

Republic Airways Holdings, based in Indianapolis, Indiana, is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Republic Airlines and Shuttle America, collectively “the airlines.” The airlines operate a combined fleet of 278 aircraft as of June 30, 2012, and offer scheduled passenger service on nearly 1,500 flights daily to 139 cities in 46 states, the Bahamas, Canada, Costa Rica, Dominican Republic, Jamaica, and Mexico under branded operations at Frontier, and through fixed-fee airline services agreements with four major U.S. airlines. The fixed-fee flights are operated under an airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express, and US Airways Express. The airlines currently employ approximately 10,000 aviation professionals. For more information on Republic Airways, please visit our website at www.rjet.com.

The Company will conduct a telephone briefing to discuss its second quarter results tomorrow morning (Wednesday, Aug. 1) at 10:30a.m. EST. This call is being webcast by Thomson/Reuters and can be accessed at Republic Airways Holdings’ website at www.rjet.com. Those wishing to participate can do so by calling 866-700-6979. International callers can participate by calling +1-617-213-8836; the password is 20688360.

Additional Information

In addition to historical information, this release contains forward-looking statements. Republic Airways Holdings Inc. may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events. Words such as “expects,” “intends,” “believes,” “anticipates,” “may,” “will,” “should,” “plan,” “estimate,” “predict,” “potential,” “continue,” or “likely” and similar expressions as well as the negative of such expressions are used to identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company’s most recent filing with the Securities and Exchange Commission.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended Jun. 30,
	2012	2011	Change	2012	2011	Change
OPERATING REVENUES
Fixed-fee service	$282.0	$273.0	3.3%	$560.0	$531.8	5.3%
Passenger service	407.8	445.1	-8.4%	781.3	822.7	-5.0%
Charter and other	38.3	21.6	77.3%	84.4	44.3	90.5%
Total operating revenues	728.1	739.7	-1.6%	1,425.7	1,398.8	1.9%

OPERATING EXPENSES
Wages and benefits	139.1	144.7	-3.9%	277.9	284.4	-2.3%
Aircraft fuel	191.2	226.8	-15.7%	382.9	407.6	-6.1%
Landing fees and airport rents	43.7	43.0	1.6%	88.9	85.5	4.0%
Aircraft and engine rent	61.5	65.3	-5.8%	124.2	125.4	-1.0%
Maintenance and repair	69.5	78.2	-11.1%	145.0	148.3	-2.2%
Insurance and taxes	11.0	10.9	0.9%	21.5	21.3	0.9%
Depreciation and amortization	47.9	51.2	-6.4%	95.6	102.3	-6.5%
Promotion and sales	29.4	33.6	-12.5%	59.2	72.3	-18.1%
Other	69.6	73.8	-5.7%	143.1	140.1	2.1%
Total operating expenses	662.9	727.5	-8.9%	1,338.3	1,387.2	-3.5%
OPERATING INCOME	65.2	12.2	434.4%	87.4	11.6	653.4%

OTHER INCOME (EXPENSE)
Interest expense	(32.2)	(34.9)	7.7%	(65.1)	(70.4)	7.5%
Other - net	0.1	0.1	0.0%	0.1	0.3	66.7%
Total other expense	(32.1)	(34.8)	7.8%	(65.0)	(70.1)	7.3%
						nm
INCOME (LOSS) BEFORE INCOME TAXES	33.1	(22.6)	nm	22.4	(58.5)

INCOME TAX EXPENSE (BENEFIT)	13.1	(7.7)	nm	9.5	(21.2)	nm

NET INCOME (LOSS)	$20.0	$(14.9)	nm	$12.9	$(37.3)	nm
PER SHARE, BASIC	$0.41	$(0.31)	nm	$0.27	$(0.77)	nm
PER SHARE, DILUTED	$0.40	$(0.31)	nm	$0.27	$(0.77)	nm
Weighted average common shares
Basic	48.4	48.2	0.4%	48.4	48.2	0.4%
Diluted	50.8	48.2	5.4%	48.5	48.2	0.6%

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share amounts)

(Unaudited)

	June 30,	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$180.3	$219.3
Restricted cash	230.1	151.4
Receivables, net of allowance for doubtful accounts of $2.2 and $0.6, respectively	100.3	89.0
Inventories, net	101.0	101.8
Prepaid expenses and other current assets	63.6	64.2
Assets held for sale	2.0	33.0
Deferred income taxes	35.3	35.3
Total current assets	712.6	694.0
Aircraft and other equipment, net	2,759.3	2,808.7
Maintenance deposits	160.0	146.0
Other intangible assets, net	78.1	86.5
Other assets	177.9	166.5
Total assets	$3,887.9	$3,901.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$282.1	$284.6
Accounts payable	47.6	43.9
Air traffic liability	235.7	179.5
Deferred frequent flyer revenue	59.0	68.2
Accrued liabilities	266.7	258.8
Total current liabilities	891.1	835.0
Long-term debt, less current portion	1,972.5	2,074.5
Deferred frequent flyer revenue, less current portion	71.3	68.1
Deferred credits and other non-current liabilities	115.2	110.4
Deferred income taxes	362.7	353.2
Total liabilities	3,412.8	3,441.2

Commitments and Contingencies

Stockholders' Equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; one vote per share; 150,000,000 shares authorized; 58,505,699 and 58,097,574 shares issued and 48,489,100 and 48,412,516 shares outstanding, respectively	-	-
Additional paid-in-capital	410.8	409.4
Treasury stock, 9,333,266 shares at cost	(181.8)	(181.8)
Accumulated other comprehensive loss	(3.8)	(4.0)
Accumulated earnings	249.9	236.9
Total stockholders' equity	475.1	460.5
Total liabilities and stockholders' equity	$3,887.9	$3,901.7

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six months ended June 30,
	2012	2011

NET CASH FROM OPERATING ACTIVITIES	$82.7	$24.9
INVESTING ACTIVITIES:
Purchase of aircraft and other equipment	(20.3)	(12.8)
Proceeds from sale of aircraft and other assets	4.3	53.2
Aircraft deposits, net	-	(19.4)
Other, net	-	(4.9)
NET CASH FROM INVESTING ACTIVITIES	$(16.0)	$16.1
FINANCING ACTIVITIES:
Payments on debt	(105.5)	(104.1)
Proceeds from debt issuance	-	13.8
Payments on early extinguishment of debt	-	(50.4)
Other, net	(0.2)	(0.2)
NET CASH FROM FINANCING ACTIVITIES	$(105.7)	$(140.9)
NET DECREASE IN CASH AND CASH EQUIVALENTS	$(39.0)	$(99.9)
CASH AND CASH EQUIVALENTS, Beginning of period	$219.3	$291.2
CASH AND CASH EQUIVALENTS, End of period	$180.3	$191.3
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
CASH PAID FOR INTEREST AND INCOME TAXES
Interest paid	$62.0	$63.8
Income taxes paid	0.2	0.3

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED OPERATING HIGHLIGHTS

	Three Months Ended June 30,
Operating Highlights – Republic[1]	2012	2011	Change
Total revenues (millions)	$357.4	$406.5	-12.1%
Total fuel expense (millions)[2]	$54.4	$88.3	-38.4%
Operating aircraft at period end:
37-50 seats[3]	71	76	-6.6%
69-99 seats[4]	149	148	0.7%
Block hours	172,009	188,915	-8.9%
Departures	100,917	110,730	-8.9%
Passengers carried	5,097,549	5,559,477	-8.3%
Revenue passenger miles (thousands)	2,568,809	2,887,689	-11.0%
Available seat miles (thousands)	3,349,938	3,774,943	-11.3%
Passenger load factor	76.7%	76.5%	0.2 pts
Total cost per available seat mile, including interest expense (cents)	10.10	10.50	-3.8%
Cost per available seat mile, including interest and excluding fuel expense (cents)	8.48	8.16	3.8%
Gallons consumed	16,675,906	24,867,851	-32.9%
Average cost per gallon	$3.26	$3.55	-8.2%
Average daily utilization of each scheduled aircraft (hours)	9.8	10.1	-3.0%
Average stage length	454	444	2.3%
Average seat density	74	77	-3.9%

Operating Highlights – Frontier[1]
Total revenues (millions)	$370.7	$333.2	11.3%
Total fuel expense (millions)	$136.8	$138.5	-1.2%
Operating aircraft at period end:
120 seats	3	4	-25.0%
136-138 seats	39	41	-4.9%
162-168 seats	16	15	6.7%
Passengers carried	2,739,018	2,659,912	3.0%
Revenue passenger miles (thousands)	2,742,601	2,618,345	4.7%
Available seat miles (thousands)	3,042,277	2,961,351	2.7%
Passenger load factor	90.1%	88.4%	1.7 pts
Total revenue per available seat mile (cents)	12.18	11.25	8.3%
Operating cost per available seat mile (cents)[5]	11.68	12.29	-5.0%
Fuel cost per available seat mile (cents)[5]	4.50	4.68	-3.8%
Cost per available seat mile, excluding fuel expense (cents)	7.18	7.61	-5.7%
Gallons consumed	40,885,349	39,717,345	2.9%
Average cost per gallon[5]	$3.35	$3.49	-4.0%
Block hours	54,959	55,194	-0.4%
Departures	21,611	21,892	-1.3%
Average daily utilization of each scheduled aircraft (hours)	11.2	11.5	-2.6%
Average stage length	984	971	1.3%
Average seat density	143	139	2.9%

1 See business segment presentation discussion for information regarding our change in segments.

2 Includes $25.1 million and $27.7 million for the three months ended June 30, 2012 and 2011, respectively, which is passed-through under our fixed-fee agreements with our partners.

3 Includes 14 aircraft as of June 30, 2012 that are unassigned and one and 17 aircraft as of June 30, 2012 and 2011, respectively, operating on behalf of Frontier.

4 Includes six aircraft as of June 30, 2012 that are unassigned and 17 and 32 aircraft as of June 30, 2012 and 2011, respectively, operating on behalf of Frontier.

5 Includes mark-to-market fuel hedge expense of $3.4 million and $3.6 million for the three months ended June 30, 2012 and 2011, respectively.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED OPERATING HIGHLIGHTS

	Six Months Ended June 30,
Operating Highlights – Republic[1]	2012	2011	Change
Total revenues (millions)	$712.6	$778.4	-8.5%
Total fuel expense (millions)[2]	$114.2	$163.9	-30.3%
Operating aircraft at period end:
37-50 seats[3]	71	76	-6.6%
69-99 seats[4]	149	148	0.7%
Block hours	346,711	372,211	-6.9%
Departures	201,736	217,477	-7.2%
Passengers carried	9,615,503	10,411,416	-7.6%
Revenue passenger miles (thousands)	4,868,545	5,404,752	-9.9%
Available seat miles (thousands)	6,719,550	7,403,849	-9.2%
Passenger load factor	72.5%	73.0%	-0.5 pts
Total cost per available seat mile, including interest expense (cents)	10.16	10.34	-1.7%
Cost per available seat mile, including interest and excluding fuel expense (cents)	8.46	8.12	4.2%
Gallons consumed	34,646,257	49,372,820	-29.8%
Average cost per gallon	$3.30	$3.32	-0.6%
Average daily utilization of each scheduled aircraft (hours)	9.9	10.0	-1.0%
Average stage length	454	442	2.7%
Average seat density	74	77	-3.9%

Operating Highlights – Frontier[1]
Total revenues (millions)	$713.1	$620.4	14.9%
Total fuel expense (millions)	$268.7	$243.7	10.3%
Operating aircraft at period end:
120 seats	3	4	-25.0%
136-138 seats	39	41	-4.9%
162-168 seats	16	15	6.7%
Passengers carried	5,256,490	4,802,942	9.4%
Revenue passenger miles (thousands)	5,283,506	4,800,273	10.1%
Available seat miles (thousands)	6,042,141	5,668,956	6.6%
Passenger load factor	87.4%	84.7%	2.7 pts
Total revenue per available seat mile (cents)	11.80	10.94	7.9%
Operating cost per available seat mile (cents)[5]	11.88	12.14	-2.1%
Fuel cost per available seat mile (cents)[5]	4.45	4.30	3.5%
Cost per available seat mile, excluding fuel expense (cents)	7.43	7.84	-5.2%
Gallons consumed	79,842,719	76,458,000	4.4%
Average cost per gallon[5]	$3.37	$3.19	5.6%
Block hours	109,882	106,838	2.8%
Departures	42,857	41,788	2.6%
Average daily utilization of each scheduled aircraft (hours)	11.2	11.6	-3.4%
Average stage length	1,004	998	0.6%
Average seat density	141	136	3.7%

1 See business segment presentation discussion for information regarding our change in segments.

2 Includes $49.6 million and $49.8 million for the six months ended June 30, 2012 and 2011, respectively, which is passed-through under our fixed-fee agreements with our partners.

3 Includes 14 aircraft as of June 30, 2012 that are unassigned and one and 17 aircraft as of June 30, 2012 and 2011, respectively, operating on behalf of Frontier.

4 Includes six aircraft as of June 30, 2012 that are unassigned and 17 and 32 aircraft as of June 30, 2012 and 2011, respectively, operating on behalf of Frontier.

5 Includes mark-to-market fuel hedge expense of $3.4 million and benefit of $5.2 million for the six months ended June 30, 2012 and 2011, respectively.

The Company is providing disclosure of the reconciliation of reported non-GAAP financial measures to its comparable GAAP basis financial measures. The Company believes that the non-GAAP financial measures provide investors meaningful measurements of the Company’s financial performance.

Non-GAAP Reconciliation of Net Income to EBITDAR

($ in millions)	Three months ended June 30,
	2012	2011	% Change
GAAP net income (loss)	$20.0	$(14.9)	-234.2%
Adjust:
Interest expense	32.1	34.8	-7.8%
Income tax expense (benefit)	13.1	(7.7)	-270.1%
Depreciation and amortization	47.9	51.2	-6.4%
Aircraft and engine rents	61.5	65.3	-5.8%
EBITDAR	$174.6	$128.7	35.7%

Total Operating Revenues	728.1	739.7	-1.6%
EBITDAR	174.6	128.7	35.7%
EBITDAR Margin	24.0%	17.4%	6.6 pts